Exhibit 99.1
Princeton Pharma Holdings, LLC and Subsidiary
Consolidated Financial Report
December 31, 2009
McGladrey & Pullen, LLP is a member firm of RSM International —
an affiliation of separate and independent legal entities.

Princeton Pharma Holdings, LLC and Subsidiary

2

Independent Auditor’s Report
To the Board of Directors
Princeton Pharma Holdings, LLC and Subsidiary
Princeton, New Jersey
We have audited the accompanying consolidated balance sheet of Princeton Pharma Holdings, LLC and Subsidiary as of December 31, 2009, and the related consolidated statements of operations and members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Princeton Pharma Holdings, LLC and Subsidiary as of December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
March 8, 2010

Princeton Pharma Holdings, LLC and Subsidiary
Consolidated Balance Sheet
December 31, 2009
$ in Thousands

Assets

Current Assets
Cash	$11,119
Trade receivables, net of allowances	5,331
Receivable from seller	975
Inventories	12,176
Prepaid expenses and other current assets	1,291
Prepaid and refundable income taxes	535
Deferred income taxes	2,896

Total current assets	34,323

Property and Equipment, net	2,337

Other Assets
Debt issue costs, net	1,299
Intangibles, net	49,671
Goodwill	6,650
Restricted cash	27

57,647

$94,307

Liabilities and Members’ Equity

Current Liabilities
Current portion of long-term liabilities	$2,695
Accounts payable	5,529
Accrued expenses	3,422
Income taxes payable	674

Total current liabilities	12,320

Long-Term Liabilities, net of current portion
Senior term loan payable	21,250
Subordinated loan payable	4,000
Deferred acquisition payments	7,060
Non-current accounts payable	1,482
Deferred income taxes	10,215

44,007

Commitments and Contingencies (Note 7)

Members’ Equity	37,980

$94,307

See Notes to Consolidated Financial Statements.

Princeton Pharma Holdings, LLC and Subsidiary
Consolidated Statement of Operations and Members’ Equity
Year Ended December 31, 2009
$ in Thousands

Net sales	$59,452

Cost of sales	11,239

Gross profit	48,213

Operating costs and expenses
General and administrative	12,128
Sales, marketing and business development	10,511
Distribution	5,274
Depreciation and amortization	1,777
Loss on impairment of intangibles	1,400

31,090

Operating income	17,123

Interest expense, net of interest income of $43	4,071

Income before income tax expense	13,052

Income tax expense	4,488

Net income	8,564

Members’ equity, beginning	29,514

Repurchase member interests	(488)

Equity based compensation expense	390

Members’ equity, ending	$37,980

See Notes to Consolidated Financial Statements.

Princeton Pharma Holdings, LLC and Subsidiary
Consolidated Statement of Cash Flows
Year Ended December 31, 2009
$ in Thousands

Cash Flows from Operating Activities
Net income	$8,564
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in trade receivable allowances	3,395
Equity based compensation expense	390
Depreciation and amortization	1,777
Loss on impairment of intangibles	1,400
Accretion of deferred acquisition payments	960
Amortization of debt issue costs	527
Deferred income tax benefit	(1,820)
(Increase) decrease in assets:
Trade receivables	(6,917)
Receivable from (due to) seller	(266)
Inventories	(3,973)
Prepaid expenses and other current assets	(267)
Prepaid and refundable income taxes	(320)
Restricted cash	23
Increase (decrease) in liabilities:
Accounts payable	(2,220)
Accrued expenses	713
Income taxes payable	582
Refundable income taxes due to seller	(10)

Net cash provided by operating activities	2,538

Cash Flows from Investing Activities
Acquisition	(18,500)
Capital expenditures	(217)

Net cash used in investing activities	(18,717)

Cash Flows from Financing Activities
Proceeds of senior term loan	25,000
Debt issue costs	(1,622)
Repayment of senior term loan	(1,406)
Repayment of subordinated notes	(7,000)
Repurchase member equity interests	(488)

Net cash provided by financing activities	14,484

Net decrease in cash	(1,695)

Cash, beginning	12,814

Cash, ending	$11,119

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$2,884

Income taxes	$6,100

Supplemental Disclosure of Non-Cash Operating and Financing Activities:
The Company purchased approximately $1,833 of active pharmaceutical ingredient for one of its products from Merck under extended repayment terms.
See Notes to Consolidated Financial Statements.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations: Princeton Pharma Holdings, LLC (“PPH”) was incorporated in Delaware on July 28, 2006, with the purpose of acquiring medically essential pharmaceuticals and expanding their utilization through improved distribution, customer education and product enhancement. PPH had no significant operations until October 12, 2006, when it acquired all of the outstanding stock of Aton Pharma, Inc. (“Aton”), a company with seven mature pharmaceutical products, from Merck and Co, Inc. (“Merck”). During 2009, Aton acquired certain additional pharmaceutical products from Merck. Through its wholly owned subsidiary, Aton, PPH provides unique medicines to patients around the world utilizing established distribution channels. Aton primarily sells its products in the United States, but also sells in a number of foreign markets, both as a registered product and through named patient sales. Aton sells its branded products through a limited number of wholesale drug distributors who, in-turn, supply products to pharmacies, hospitals, government agencies and directly to physicians. Aton sells its authorized generic product primarily through direct channels to large retail pharmacies.
A summary of the Company’s significant accounting policies is as follows:
Principles of Consolidation: The consolidated financial statements include the accounts of PPH and its wholly-owned subsidiary, Aton (collectively the “Company” or “PPH”). All material intercompany balances and transactions have been eliminated in consolidation.
Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions in the consolidated financial statements include sales returns and allowances and the valuation of long-lived assets.
Revenue Recognition: Product revenue is recognized when all four of the following criteria are met (1) the Company has persuasive evidence an arrangement exists, (2) the price is fixed and determinable, (3) title has passed, and (4) collection is reasonably assured. This typically occurs at the time products are received by the customer, generally a wholesale distributor.
The Company sells product internationally via product sales by third party distributors in countries where those products are registered and on a named patient basis in countries where those products are not registered. Sales in registered countries through 2008 were primarily made through a contractual arrangement with Merck. Inventory distributed was from a supply controlled and owned by Merck. Profits from these sales net of Merck service fees and applicable taxes were recognized monthly by the Company based on reporting from Merck. The Company began the process of transferring the majority of these registrations into Aton or its Designees during 2008 and accordingly the sales made through contractual arrangements with Merck have declined. During 2009, the Company has made substantial progress in completing the registration transfers from Merck and expects to complete the registration transfers during 2010.
During 2007, the Company entered into an agreement with Valeo Pharma to distribute and co-market its products in Canada. Under the agreement, Valeo Pharma purchases product from the Company at cost, and share profits and losses so that both the Company and Valeo Pharma receive 50% of the net pre-tax profits of the collaboration. Valeo Pharma calculates the profit net of marketing and distribution costs on product sold to third parties on a monthly basis. The Company recognizes revenue for product shipped to Valeo Pharma at time of shipment and recognizes the additional profit sharing from the collaboration at the time product is shipped to a third party customer by Valeo Pharma. Distribution and marketing costs of the collaboration are classified as operating costs and expenses in the accompanying consolidated statements of operations and members’ equity when the profit sharing portion of the revenue is recognized.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
Revenue Recognition (Continued): During 2007, the Company entered into an agreement with IDIS Ltd (“IDIS”) to provide for named patient sales in non-registered countries. IDIS named patient sales are made on a consignment basis and revenue is recognized monthly based on sales data and inventory data supplied by IDIS. IDIS also acts as the Company’s agent for sales in certain European countries where one of the Company’s drugs is registered.
During 2008, the Company entered into agreements with certain foreign companies to market and distribute and its products in the Asia Pacific region, Argentina and Brazil. Under the terms of these agreements, the Company recognizes revenue when the product is shipped to the distributors.
Provisions for Sales Returns and Allowances: As customary in the pharmaceutical industry, the Company’s gross product sales are subject to a variety of deductions in arriving at reported net product sales. When the Company recognizes revenue from the sale of its products, an estimate of sales returns and allowances (“SRA”) is recorded which reduces product sales and trade accounts receivable. These adjustments include estimates for chargebacks, rebates, cash discounts and returns allowances. These provisions are estimated based on historical payment experience, historical relationship to revenues, estimated customer inventory levels and current contract sales terms with direct and indirect customers. The Company works with its wholesalers to maintain an inventory of its products of approximately 30 days.
A chargeback represents an amount payable in the future to a wholesaler for the difference between the invoice price paid to the Company by the wholesale customer for a particular product and the negotiated contract price that the wholesaler’s customer pays for that product. Chargebacks primarily relate to sales by wholesalers made to qualifying institutions under governmental contract pricing.
Rebates consist of Medicaid rebates based on claims from Medicaid benefit providers. The provision for Medicaid rebates is based upon historical experience of claims submitted by the various states, including historical payment rates, historical percentage of each products sale subject to the Medicaid rebate and the estimated lag time from sale to the customer and purchase by the patient under the Medicaid program.
Cash discounts are provided to customers that pay within a specific period. The provision for cash discounts are estimated based upon invoice billings, utilizing historical customer payment experience. Customer payment experience is fairly consistent and most customer payments qualify for the cash discount. Accordingly, the Company’s provision for cash discounts is readily determinable.
Consistent with industry practice, the Company maintains a return policy that allows customers to return product for credit. The Company’s estimate of the provision for returns is based upon historical -averages for product returns as well as the most recent experience of actual customer returns. The Company has limited history of actual return data and continually monitors its estimates as actual product data is received. Actual returns are tracked by individual production lots so that historical trend rates can be refined. The Company makes adjustments to the current period provision for returns when it appears product returns may differ from original estimates.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
Provisions for Sales Returns and Allowances (Continued): The following table summarizes the activity in the Company’s major categories of SRA:

	Chargebacks	Rebates	Cash Discounts	Returns	Total

Balance at December 31, 2008	$174	$1,038	$87	$2,363	$3,662

Provision	3,306	3,711	1,151	2,561	10,729
Provision for recall	—	—	—	342	342
Credits and payments	(2,926)	(2,908)	(1,036)	(806)	(7,676)

Balance at December 31, 2009	$554	$1,841	$202	$4,460	$7,057

Trade Receivables: Trade receivables are recorded at the invoiced amount. The Company provides an allowance for doubtful accounts which is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on specific review of its accounts receivable and past due or delinquency status is based on contractual terms. Interest is not charged on past due accounts. At December 31, 2009 the allowance for doubtful accounts was $10.
Shipping and Handling Costs: The Company classifies all amounts billed to customers related to shipping and handling as revenues. The cost of shipping products to the customer is recognized at the time the products are shipped to the customer and the Company’s policy is to classify them as cost of sales. The cost of shipping products to customers classified as cost of sales was $402 at December 31, 2009.
Receivable from Seller: The Stock and Asset Purchase and License Agreement, dated October 12, 2006, between PPH and Merck contained provisions for Merck to reimburse Aton for credits the Company issued to its wholesalers for product returns which were originally sold by Merck and for Merck to continue to sell product in registered countries and remit the gross profit net of servicing and taxes, as defined, to Aton. At December 31, 2009, amounts due from Merck related to unreimbursed returns credited to wholesalers was $129.
In conjunction with the acquisition of the Timoptic assets from Merck in February 2009, the Company entered into an interim Transition Services Agreement (“TSA”) whereby Merck continued to distribute the Timoptic products (including billing and cash collections) on behalf of the Company. At December 31, 2009, amounts due to the Company related to the TSA was $805. The TSA expired on December 18, 2009.
Amounts due for gross profit from sales to registered countries by Merck at December 31, 2009 was $41.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
Inventories: Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Inventories are in the form of finished goods, raw materials and work in process and are maintained at several locations due to various contract manufacturing and distribution agreements the Company has entered into to produce and distribute its products. As of December 31, 2009, the Company’s inventory consists of the following:

Finished goods	$5,348
Raw materials and work in process	6,828

$12,176

Property and Equipment: Property and equipment acquired through business combination is stated at fair value as determined by management’s estimates. Subsequent purchases are recorded at cost. Depreciation and amortization is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on a straight-line basis. Estimated useful lives used in determining the depreciation rates are as follows:

Machinery and equipment	5 to 7 years
Office furniture and fixtures	5 years
Computers	5 years
Leasehold improvements	5 years
Debt Issue Costs: Debt issue costs of $2,079 are being amortized over the term of the related debt. Amortization expense for 2009 was $527 and accumulated amortization at December 31, 2009 was $780.
Amortization over the remaining years is as follows:

Years Ending December 31,
2010	$440
2011	357
2012	288
2013	198
2014	16
Intangibles: Intangible assets are stated at fair value as determined by an independent valuation. The acquired intangibles consist of the trade names and trademarks to ten currently marketed pharmaceutical products and one to a previously marketed pharmaceutical product to be re-introduced by Aton. Certain trade names and trademarks with a fair value of $8,400 were determined to have defined lives and are being amortized on the straight-line basis over their estimated lives ranging from 5 to 10 years. Other identifiable trade names and trademarks with a fair value of $45,700 were considered to have indefinite lives and therefore are not subject to amortization. Amortization expense for 2009 was $1,105. During 2009, it was determined that, based on projected discounted future cash flows, the carrying value of one of the indefinite lived assets was impaired, resulting in an impairment loss of $1,400.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
Intangibles (Continued): Intangible assets consists of the following:

		Accumulated	Impairment	Net
	Cost	Amortization	Loss	Book Value

Non-Amortizable, tradenames and trademarks	$45,700	$—	$1,400	$44,300

Amortizable, tradenames and trademarks	8,400	3,029	—	5,371

	$54,100	$3,029	$1,400	$49,671

Amortization over the remaining years is as follows:

Years Ending December 31,
2010	$1,151
2011	1,151
2012	1,151
2013	970
2014	198
Thereafter	750
Goodwill: The Company has classified as goodwill the cost in excess of fair value of the tangible and identifiable intangible assets acquired in the Merck 2006 purchase transaction. The Company accounts for its goodwill in accordance with purchase accounting standards. Goodwill is subject to periodic testing for impairment. The Company tests goodwill for impairment using the two-step process. The first step tests for potential impairment, while the second step measures the amount of impairment, if any. The Company performs the required annual impairment test as of September 30th of each year.
Impairment of Long-Lived Assets: The Company reviews long-lived assets, including property and equipment and definite lived intangibles, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition is less than the carrying amount. Impairment, if any, is assessed using discounted cash flows. No impairments have occurred to date.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
Equity-Based Compensation: The Company recognizes employee equity-based compensation as an expense in the financial statements and measures such cost at the fair value of the award. The Company accounts for equity instruments issued to non-employees for goods or services received based on the fair value of the consideration or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or when there is significant disincentive for nonperformance.
Advertising Costs: The Company follows the policy of charging the costs of advertising to expense as incurred. Total advertising costs charged to expense were $510 for the year ended December 31, 2009.
Research and Development Costs: Research and development costs are charged to expense as incurred and totaled $2,024 for the year ended December 31, 2009.
Income Taxes: In 2009 PPH elected to be treated as a taxable corporation for federal and state income tax purposes. As such, PPH is subject to federal and state income taxes and includes Aton’s results in filing of consolidated returns. Income taxes are accounted for on the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Prior to 2009, PPH was a limited liability company and was treated as a partnership for federal and state income tax purposes. As such, taxes were the responsibility of the members and, accordingly no provision for income taxes was recorded at the PPH level.
On January 1, 2009, the Company adopted the accounting standard on accounting for uncertainty in income taxes, which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. Federal, state or local tax authorities for years before 2006.
Concentration of Credit Risk: The Company maintains cash balances at several financial institutions. Amounts at each are insured by the Federal Deposit Insurance Corporation up to $250. The Company periodically maintains balances in excess of these insurance limits.
Customer, Product, and Supplier Concentration: The Company is potentially subject to a concentration of credit risk with respect to trade receivables. Three distributors accounted for approximately 93% of gross domestic sales in 2009 (72% of total gross sales in 2009). The Company performs ongoing credit evaluations of customers, and sufficient allowances are estimated for uncollectible accounts. All Company revenues come from the sale of ten prescription pharmaceutical products.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)
Customer, Product, and Supplier Concentration (Continued): The Company had agreements in place through January 31, 2009 with Merck for the manufacture and supply of the pharmaceutical products purchased in conjunction with the 2006 acquisition from Merck. Additionally, the Company has an agreement in place with Merck for the manufacture and supply of Timoptic products through February 17, 2014. The Company began transitioning manufacture and supply of the pharmaceutical products to its designated sites in 2007 and continued through 2009. In 2009, the Company was notified that the manufacturer of its oral solid dose medications was exiting the oral solid dose manufacturing business thus compelling the Company to transfer such manufacturing requirements to an alternate manufacturer. This transfer commenced in 2009. In the event of any interruption in the manufacture and supply of these products due to regulatory or other causes, there can be no assurances that alternative arrangements could be made on a timely basis. Such interruption could have a material adverse effect on the Company, financial conditions, and results of operations.
Recent Accounting Pronouncements: In June 2009, the Financial Accounting Standard Board (“FASB”) issued the FASB Accounting Standards Codification (the “Codification”) which was effective for the Company’s 2009 financial statements. The Codification became the single authoritative source for GAAP. Accordingly, previous references to GAAP standards are no longer used in our disclosures, including these Notes to Consolidated Financial Statements.
Note 2. Acquisition
On February 17, 2009 Aton entered into an asset purchase agreement to acquire three ophthalmic pharmaceutical products from Merck (the “Timoptic Acquisition”). The products acquired are expected to be complimentary and strategic to Aton in furtherance of its business plan.
The aggregate purchase price was $18.5 million plus deferred purchase price payments (contingent on the continued absence of generic competition for one of the products) of $2.0 million per year in 2012 through 2019. Additional royalty payments may also be due in the event that certain performance targets are met. Inventory of approximately $130 was also purchased. Fees of approximately $120 were expensed in conjunction with this acquisition.
The following table summarizes the estimated fair values of the assets acquired and the liabilities associated with the deferred purchase price:

Indefinite lived intangibles, tradenames and trademarks	$22,300
Definite lived intangibles, tradenames and trademarks (weighted average life of 8.9 years)	2,300

Total assets acquired	$24,600

Cash paid at closing	$18,500
Net present value of deferred purchase price payments	6,100

Total purchase price	$24,600

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 3. Property and Equipment
Property and equipment consists of the following:

Machinery and equipment	$2,967
Office furniture and fixtures	161
Computers	300
Leasehold improvements	66

3,494
Less accumulated depreciation and amortization	1,157

$2,337

Depreciation and amortization expense was $672 in 2009.
Note 4. Accrued Expenses
Accrued expenses consist of the following:

Compensation	$1,618
Wholesaler service fees	1,032
Interest	12
Other	760

$3,422

Note 5. Notes Payable
On February 17, 2009 in conjunction with the Timoptic Acquisition, Aton entered into a senior credit facility (“Senior Facility”) providing for a term loan of $25 million and a revolving credit facility of $5 million (undrawn at closing). The term loan bears interest at a variable rate which varies at either the prime interest rate or LIBOR (at Aton’s option). Interest on the term loan was approximately 9.75% in 2009. Interest on the term loan is payable quarterly on the last day of each calendar quarter. As of December 31, 2009, $23,594 was outstanding on the term loan. The revolving credit facility also bears interest at a variable rate which varies at either the prime interest rate or LIBOR (at Aton’s option). As of December 31, 2009, the revolving credit facility remained undrawn. Borrowings under the Senior Facility are collateralized by substantially all of the assets of the Company. Fees associated with the Senior Facility were approximately $1,562. The future minimum annual principal repayment obligations under the term loan are as follows:

Years Ending December 31,
2010	$2,344
2011	2,969
2012	3,594
2013	5,937
2014	8,750

$23,594

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 5. Notes Payable (Continued)
On October 11, 2006, in conjunction with the sale of $20 million of Class A membership interests, the Company entered into note payable agreements with its Class A members for total proceeds of $13 million. The notes bore interest at 10% payable quarterly on the last day of each calendar quarter. On May 11, 2007, $2 million was repaid on these notes. On February 17, 2009 in conjunction with entering into the Senior Facility, the notes were restructured with (a) $7 million of principal being repaid, (b) the maturity date being extended to August 17, 2014 and (c) the security for the notes became subordinated to the Senior Facility. Interest expense for 2009 was $493. The outstanding balance on the notes was $4 million at December 31, 2009. Accrued interest at December 31, 2008 is included in accrued expenses in the accompanying consolidated balance sheets.
Note 6. Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Required disclosures establish a framework for measuring fair value in GAAP, and expand disclosure about fair value measurements. The additional disclosures enable a reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. Assets and liabilities measured at fair value on a nonrecurring basis will be classified and disclosed in one of the following three categories:
Level 1 Quoted market prices in active markets for identical assets or liabilities.

Level 2 Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 Unobservable inputs that are not corroborated by market data.
In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are measured at fair value on a nonrecurring basis. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.
During the February 17, 2009 Timoptic Acquisition, the Company acquired intangibles of $24,600 which were recorded at fair value as determined by appraisal on the acquisition date. The appraisal is a level 3 measure. The appraisal used primarily an income approach known as the excess earnings method, in which present value of forecasted cash flows, based on management’s forecasts, net of proforma charges for tangible and intangible assets employed.
During 2009, the Company recorded an impairment charge of $1,400 relating to an intangible acquired in 2006. The fair value of this intangible asset was calculated based upon discounted cash flow projections, which represents a level 3 measure. These projections incorporate management’s assumptions about future cash flows based upon past experience and future expectations. The expected cash flows are then discounted using a discount rate that the Company believes is commensurate with the risks involved.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 7. Commitments and Contingencies
Lease: The Company is committed under a non-cancelable operating office lease with remaining terms in excess of one year. The minimum annual rental commitment under this lease at December 31, 2009 is summarized as follows:

Years Ending December 31,
2010	$268
2011	273

$541

Total rental expense for 2009 was approximately $248.
Deferred Purchase Price: The Company is committed under the terms of the Timoptic Acquisition to make the following deferred purchase price payments (contingent on the continued absence of generic competition for one of the products purchased):

Years Ending December 31,
2010	$—
2011	2,000
2012	2,000
2013	2,000
2014	2,000
Thereafter	8,000

$16,000

Employment Agreements: The Company has employment agreements with certain key executives of the Company. Unless terminated earlier in accordance with the terms of the individual agreements, the agreements generally are for one year, and can be renewed on a yearly basis thereafter. The remaining minimum commitments under these agreements, subject to annual increases, is as follows:

Years Ending December 31,
2010	$1,669
2011	365

$2,034

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 7. Commitments and Contingencies (Continued)
Product: The Company has certain obligations for future purchases of finished goods and active pharmaceutical ingredients from its suppliers. The total minimum annual purchase commitments are as follows:

Years Ending December 31,
2010	$2,109
2011	1,217
2012	1,221
2013	1,227
2014	526
Thereafter	329

$6,629

Under the terms of a Supply Agreement with Merck, the Company is committed to the purchase of approximately $3,103 of active pharmaceutical ingredient for one of its products. During 2009, $1,943 of this amount was received with the balance (which is included in the above minimum annual purchase commitment schedule) expected to be delivered in 2010. The agreement with Merck provides for a financing arrangement for the funding of the purchase with quarterly installment payments over a five year period at an annual interest rate of 5%. The balance outstanding under this financing arrangement at December 31, 2009 was $1,833. The future minimum annual principal repayment obligations under the agreement are as follows:

Years Ending December 31,
2010	$351
2011	369
2012	388
2013	407
2014	318

$1,833

Legal and Regulatory: The Company is involved in certain litigation which arises in the normal course of business. The Company believes it has adequate insurance to cover these claims and does not expect the ultimate outcome of these claims to have a material adverse impact on the Company’s financial position.
Note 8. Members’ Equity
Restructuring: Effective February 5, 2009, PPH filed an election to be treated as a corporation for federal income tax purposes, thereby permitting PPH to file a consolidated tax return with Aton. In conjunction with this election, certain changes were made to the LLC Agreement and the ownership structure of PPH as follows:
•	A new class of membership interests was created (Class C Membership interest) which includes former Class A Membership interests held by foreign investors

•	Former Class B Membership interest holders contributed their interests to a newly formed entity (Princeton Management LLC) in return for membership interests in this new entity.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 8. Members’ Equity (Continued)
LLC Agreement and Membership Interests: PPH will continue in existence until terminated in accordance with the provisions of the Limited Liability Agreement, as amended (the “LLC Agreement”). The LLC Agreement contains the rights and privileges of each class of membership interests, along with the method to allocate profits and losses and distributions. The LLC Agreement also outlines the mechanism to adjust the number of membership interests held by the Class A and C members as the “Aggregate Acquisition Amount” (investments by the Company), as defined, increases. The LLC Agreement authorizes the issuance of 4,107,858 Class A Membership Interests, 2,500,000 Class B Membership Interests and 3,392,142 Class C Membership Interests (Class A and Class C Membership Interests collectively are “Class A/C Interests”). The Class A/C Interests were issued in two tranches. On October 11, 2006, the Company issued 7,500,000 Class A/C Interests for $20 million; $10 million with an 8% priority return (“Tranche 1 Invested Capital”) and $10 million with a 12% priority return (“Tranche 2 Invested Capital”). The priority returns are cumulative compounded quarterly on March 15, June 15, September 15 and December 15. Syndication costs related to the sale of the Class A/C Interests were $703 and are included as a reduction of the proceeds in members’ equity. Distributions are allocated first to the Class A/C members until all of the Tranche 1 and Tranche 2 Invested Capital plus applicable priority returns are satisfied. As of December 31, 2009, the Tranche 1 and Tranche 2 Invested Capital balance plus related cumulative priority returns was $27,540.
Equity-Based Compensation Plan: The Company has a Profits Interest Plan under which the Board of Directors is authorized to issue up to 2,500,000 Class B Membership Interest units to Princeton Management, LLC for the benefit of directors, key employees and consultants. These interests are considered profits interests, which in general, entitle the holder of the unit to a prorata share of the increase in value of the unit over the base value determined at the award date. The vesting terms of each award are determined by the Board of Directors and range from immediate vesting to up to four years for time based awards. Performance-based awards are also granted which generally vest annually over four years based on the Company achieving its annual budgeted performance targets. The typical employee award consists of 75% of the units vesting annually over four years and 25% of the award vesting annually based on the Company’s achievement of its financial targets.
The Company granted 107,500 Class B units under its Profits Interest Plan in 2009. Awards to the benefit of employees and directors represented 2,236,000 of these units of which 2,078,250 were time based awards and 157,750 were performance based awards. The remaining 207,500 units were issued to the benefit of consultants. At December 31, 2009, 1,864,594 Class B units were vested and 578,906 units were unvested which are expected to vest over a weighted average period of 0.46 years. The Company has recorded equity-based compensation expense related to vested awards of $390 in 2009, which is included in the accompanying consolidated statements of operations and members’ equity in general and administrative expense.
Future expected compensation expense for profits interest awards is $891 which will be recognized over the weighted average period of 2.55 years. During 2009, 36,500 units were forfeited by former employees and consultants. During 2009, the Company repurchased 93,000 units from former employees and consultants. These repurchased units were made available for reissuance. At December 31, 2009, 56,500 Class B units are available for grant under the Profits interest Plan.

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 8. Members’ Equity (Continued)
Equity-Based Compensation Plan (Continued): For purposes of estimating the fair value of the award the Company has determined that the fair market value of the Class B unit and the exercise price for purposes of the Black-Scholes calculation would approximate the value of the Class B unit on the date of grant. Management obtains a valuation of the Company at least annually which it uses to estimate the fair market value for purposes of determining the fair value of the award and to set the value of the Company in which the unit holder is entitled to share in subsequent increases in value. Management adjusts the value quarterly between valuation dates based on Company performance data. The expected life of the award is estimated to approximate the vesting period. The computation of expected volatility is based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization data. The risk free interest rate is derived from the U.S. Treasury note rates that approximate the expected life of the award on the date of grant. The expected dividend yield is based on management’s estimate of future dividends over the expected life of the award.
The Black-Scholes option valuation model was used to estimate the grant date fair value of awards using the following assumptions:

Expected life	1 to 59 months
Expected volatility	47%
Risk free interest date	3.94% to 5.51%
Expected dividend	—
Awards issued to consultants are measured at each balance sheet date until settled.
Note 9. Income Taxes
Income tax expense consists of the following:

Current expense
Federal	$5,558
State	750

6,308

Deferred benefit
Federal	1,591
State	229

1,820

$4,488

Princeton Pharma Holdings, LLC and Subsidiary
Notes to Consolidated Financial Statements
Note 9. Income Taxes (Continued)
Deferred income tax assets and (liabilities) consist of the following:

	Current	Long-Term

Allowances for trade receivables	$1,884	$—
Inventory Reserves	893	—
Equipment	—	(371)
Intangible assets	—	(9,844)
Accrued expenses	119	—

	$2,896	$(10,215)

Note 10. Retirement Plan
The Company has a qualified contributory retirement plan covering all eligible employees. Participants can make voluntary contributions to the Plan up to the annual dollar limit established by the Internal Revenue Service. Effective January 1, 2009, the Company contributed 100% on the first 3% of a participant’s eligible deferral of the participant’s contributions, up to the first 6% of eligible compensation. The Company contribution for 2009 was $90.
Note 11. Subsequent Events
The Company has evaluated subsequent events through March 8, 2010, the date on which the financial statements were issued.
Recall: On February 9, 2010 the Company notified the Federal Drug Agency “FDA” of its intent to recall a single lot of one of its drugs (Demser) due a failure experienced in dissolution testing. The Company estimates that approximately 200 bottles of this lot of Demser have been distributed to pharmacies, hospitals or patients. Additionally, a second lot of Demser (not in distribution) has been identified as also failing dissolution testing and has accordingly been quarantined. For the year ended December 31, 2009, in connection with the recall, the Company has recorded a charge in its results of operations of $1,134 which includes $714 for the cost of the inventory on hand, reversal of $342 for the sales of the lot in question and $78 in estimated costs of the actual recall.